Exhibit 10.2

2006-08 Cash Long-Term Incentive Plan

for

Individual LTI Target Award

USD$

PURPOSE OF THE PLAN

The Cash Long-term Incentive Plan is designed to reward and motivate team members for the successful achievement of global long-term financial targets for JohnsonDiversey.

ELIGIBILITY

This plan covers the following positions:

•	Global Tiers 1-7

Eligibility for participation in the plan begins immediately upon the employee entering a position within Tiers 1-7. New hires or employees promoted into the role after the start of the Plan year will be eligible for a prorated award according to the Plan provisions. Employees entering the role after November 1 of the current Plan year will not be eligible to participate until the following Plan year.

PLAN SUMMARY

•	Incentive Performance Measurement Period

The Plan year is a three (3) year period beginning the first day of fiscal year 2006 and ending on the last day of fiscal year 2008.

•	Performance Criteria/Incentive Components

•	66 2/3rd % Global EBITDA

•	EBITDA – Earnings Before Interest, Taxes, Depreciation and Amortization

•	33 1/3rd % Global Cash Flow

•	Cash - Average targeted change in actual year-over-year net working capital (WC*) minus Actual Capital expenditures minus Actual One-time costs

* working capital excludes cash balances

Annual targets for Global EBITDA and Global Cash Flow will be communicated separately. Progress towards goal attainment will be communicated throughout the performance period.

•	Incentive Calculation/Pay Out schedule

Schedule for Payout for Global EBITDA and Cash Targets

	Threshold	Target	Maximum
Achievement	95%	100%	115%
Payout %	0%	100%	200%

•	There is no payout on any component of the Plan if the cumulative three year Global EBITDA < 95% of target or global covenants are not met

•	Annual award targets are set at the beginning of the three year Plan period.

•	Payout percentages will be interpolated between payout indices.

•	Payouts will be prorated based upon Plan eligibility date.

Schedule for Plan Periods and Payouts

PAYMENT OF AWARDS

To receive an award payment, participants must be employed by JohnsonDiversey up through the date incentive awards are paid with the exception of retirement (age 55 and 10 years of service), death, disability or job elimination which will be treated in accordance with the Plan’s provisions. Termination or resignation of the employee will result in no payment.

Any amount payable on account of an award earned under this Plan shall be paid within ninety (90) days following the end of the measurement period. Award payments will be reduced by any profit sharing (TPA) amount paid during the three-year performance period. Under this program, payments are made as a single lump-sum payment subject to applicable income taxes. Award payments are not considered pension or 401(k) eligible earnings.

•	Transfer

If an employee is transferred into or out of an incentive eligible position during the Plan period, they will be eligible to receive a prorated award based upon their time worked in the eligible role.

•	Retirement

If a participant terminates employment for the reason of retirement (age 55 plus 10 years of service) during the first three (3) months of any three-year performance period, no award will be granted for that performance period. If the retirement event occurs on or after April 1 of the current performance period, the participant will be eligible to receive a prorated award based on the number of months worked during the three-year Plan period. Payment if any will be based on actual results against target at the end of the three-year Plan period and made in accordance with the Payment of Awards provision above.

•	Death or Disability

If a participant’s employment terminates due to death or permanent disability during the first three (3) months of the any three-year performance period, no award will be granted for that performance period. If the event occurs on or after April 1 of the current performance period, the participant or a personal representative will be eligible to receive a prorated award based on the number of months worked during the three-year Plan period. Payment, if any, will be made based on actual results at the end of the three-year Plan period and made in accordance with the Payment of Awards provision above.

•	Job Elimination

If a participant’s employment terminates due to job elimination or due to reorganization, a prorated award may be recommended at the discretion of the GLT member for the portion of the three year performance period in which the employee was an active participant in the Plan. All award payments must be authorized and approved by the Compensation Committee of the Board of Directors.

MISCELLANEOUS

No person shall have any claim or right to be granted an incentive award under this Plan. The decision to pay or not to pay an award, the amount of the award to be paid, and to whom an award will be paid, shall be made by the Compensation Committee, in conjunction with the GLT member and Global Total Rewards, in their sole and absolute discretion.

The Compensation Committee, in conjunction with the GLT and Global Total Rewards, has the authority and responsibility to exercise discretion in considering the effects of unusual and/or unforeseeable events during the measurement period when evaluating the extent to which awards under the Plan are earned.

The Company, with Board approval, reserves the right to change, or eliminate all or part of this program at any time, for any reason. Any exceptions to this Plan must be approved by the Compensation Committee, in consultation with the GLT and Global Total Rewards.

In no way does this Plan constitute a contractual employment agreement.